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                                                                Exhibit (h)(11)

                                                       April 29, 2006

Mr. Simon D. Collier
President, Forum Funds
Two Portland Square
Portland, Maine 04101

    RE:Contractual Waivers and Reimbursements

Dear Mr. Collier:

   Winslow Management Company, LLC (the "Adviser") agrees to continue to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding taxes, interest, portfolio transaction expenses and extraordinary expenses) for Winslow Green Growth Fund (the "Fund"), a series of the Forum Funds (the "Trust"), do not exceed 1.45% through April 30, 2007.

   This agreement can only be terminated or amended upon the approval of the Trust's Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on April 30, 2007.

Very truly yours,

By:    /s/ Matthew Patsky
       -------------------------
Title: Partner